Exhibit 10.81

ADEPT TECHNOLOGY, INC.

MANAGEMENT INCENTIVE PLAN

1.	Purpose.

The Adept Technology, Inc. Management Incentive Plan (the “Incentive Plan”) is intended to provide performance-based compensation to individuals who make a significant contribution to the financial performance of Adept Technology, Inc. (the “Company”). Incentive Plan objectives are to: (a) focus specific employees on achieving specific performance targets applicable to overall corporate financial performance and specific functional and individual performance where applicable, (b) reinforce a team orientation through collective corporate targets paired with a component of adjustment for specific functional and individual performance where applicable, (c) provide significant award potential for achieving outstanding performance, (d) further align employees’ interests with those of the Company’s stockholders, and (e) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2.	Definitions.

“Annex A” means the document, in whatever form agreed to by the Committee for each applicable fiscal year, setting forth the Performance Goals for such fiscal year.

“Annual Corporate Objective” means the annual Corporate Objective, as identified on Annex A for the applicable fiscal year.

“Award” means an incentive award, payable in cash, following the Performance Period if the requisite Performance Goals are met as provided under this Incentive Plan pursuant to the terms hereof.

“Board” means the Board of Directors of the Company.

“Change in Control” means, unless the Committee or the Board provides otherwise, the occurrence of any of the following events:

(i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals as defined in subsection (iii) of this Section 2(d).

(ii)     In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Board’s adoption and approval of this Incentive Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(iii)     Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless such Business Combination constitutes a Merger of Equals. A Business Combination will constitute a “Merger of Equals” if, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the Resulting Corporation (the “Resulting Board”) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)     The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a transfer to (A) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company or (B) any corporation pursuant to a transaction that constitutes a Merger of Equals as defined in subsection (iii) of this definition.

(v)     A complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations and/or other interpretive authority and guidance issued thereunder.

“Committee” means the Compensation Committee of the Board, or a subcommittee comprised solely of directors who are independent as determined in accordance with applicable laws and regulations.

“Corporate Objectives” means the financial objectives, including threshold, target and stretch amounts, with the applicable weighting and achievement percentages that will be applied to the Participant’s applicable target dollar amounts, all as identified on Annex A for the applicable fiscal year.

“EBITDA”, as such term may be used on Annex A for the applicable fiscal year, means earnings before interest, taxes, depreciation, amortization and stock compensation expense, and excludes any restructuring costs.

“Individual Objectives” means the individual performance objectives, with the applicable weighting (if any) that will be applied to the Participant’s applicable target dollar amounts, all as identified on Annex A for the applicable fiscal year, provided that attainment of any and all Individual Objectives (and the detailed requirements and definitions therefor) will be as determined by the Chief Executive Officer for all Participants other than the Chief Executive Officer, for which the determination will be made by the Committee.

“Net Cash”, as such term may be used on Annex A for the applicable fiscal year, means the cash and cash equivalents from the Company’s operations (excluding any exercise of options in the ordinary course of business), net of indebtedness, and not including any cash or cash equivalents received by the Company in connection with an equity or other financing completed by the Company, on a consolidated basis as determined in accordance with GAAP and reported to the Company’s stockholders. Provided that, in the event of an acquisition or divestiture of any company, product line or business by the Company, the Committee may approve a further adjustment to the threshold amount of Net Cash for purposes of the Performance Goals.

“Participants” means the Company’s executive team and certain other key employees as set forth on Annex A for the applicable fiscal year. Participants may also include other current or future employees of the Company as may be approved by the Compensation Committee.

“Performance Goals” means the Individual Objectives and the Corporate Objectives, and for the end of the fiscal year, the Annual Corporate Objective, set forth in Annex A for the applicable fiscal year.

“Performance Period” means each of fiscal quarters of the applicable fiscal year ending on June 30 of such year.

“Shares” means shares of the Company’s common stock, par value $0.001, subject to adjustment.

“Revenue”, as such term may be used in Annex A for the applicable fiscal year, means the Company’s revenue as determined in accordance with GAAP and reported to the Company’s stockholders, which may include the revenue of any acquired business or company. Provided that, in the event of an acquisition or divestiture of any company, product line or business by the Company, the Committee may approve a further adjustment to the threshold amount of Total Revenue for purposes of the Performance Goals.

3.	Determination of Awards.

(a)	Certification of Performance Goals. As soon as practicable after availability of the Company’s financial results (on an audited basis in the case of the fourth fiscal quarter) for each quarterly Performance Period, the Chief Executive Officer will report to the Committee with respect to the amounts of the Individual Objectives attained by each Participant and related adjustment to any Award potentially paid hereunder, and the Committee will determine the Corporate Objectives met for each quarter of the Performance Period, and following the fourth fiscal quarter, the Annual Corporate Objective, and certify the achievement of the Performance Goals and the calculation of Awards to be paid pursuant to the Incentive Plan (the “Performance Goal Certification”); provided, however, no Award will be paid to a Participant at the end of the fourth fiscal quarter if both the Corporate Objectives for the fourth fiscal quarter and the Annual Corporate Objective are not achieved. Notwithstanding the foregoing, the Committee will retain the discretion to alter the value of the Award to be granted to any Participant pursuant to this Incentive Plan.

(b)	Change in Control. In connection with a Change in Control, and provided that the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, immediately prior to the Change in Control, an adjusted value of the Award will be paid to the Participant calculated as follows:

(i)	Completed Performance Periods. The amount of the Award for completed Performance Periods will be that value set forth next to the Participant’s name for each such period in Annex A for the applicable fiscal year as adjusted based on a Performance Goal Certification that is completed prior to the date which is ten business days prior to the Change in Control (the “CinC Measure Date”).

(ii)	Uncompleted Performance Periods. The amount of the Award for uncompleted Performance Periods will be cancelled and terminated, provided, however, that the Committee may determine to provide for pro-rata payment for such uncompleted Performance Periods.

(c)	Termination For Any Reason Prior to the Performance Goal Certification Date. Subject to Section 3(b), if a Participant’s employment with the Company terminates prior to the Performance Goal Certification Date (defined below) for any reason, then that Participant will not be entitled to receive any Award under this Incentive Plan for the applicable Performance Period, unless otherwise determined by the Committee.

4.	Award Amounts.

Subject to Section 3(b), the Award, if any, to be paid will be as determined on the date of the Performance Goal Certification (the “Performance Goal Certification Date”), subject to adjustment for the level of performance of the Annual Corporate Objective, the Corporate Objectives and the applicable Individual Objectives set forth in Annex A for the applicable fiscal year. To the extent a Participant’s Award is terminated prior to payment for any reason, such terminated amount may be reallocated to other Participants eligible for an Award, subject to approval by the Committee.

5.	Incentive Plan Administration.

Notwithstanding the authority of the Chief Executive Officer in respect of the Individual Objectives as provided herein, the Committee will be responsible for all decisions and recommendations regarding Incentive Plan administration and retains final authority regarding all aspects of Incentive Plan administration, the resolution of any disputes, the interpretation of the Incentive Plan, and the application of the Incentive Plan in any respect to a Participant. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Incentive Plan.

6.	Withholding.

Whenever payments pursuant to an Award are to be made, the Company will have the right to withhold any applicable federal, state and local taxes required to be paid or withheld. The Company will have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

7.	Financial Restatements.

If the Company’s financial statements for the Performance Period are the subject of a restatement due to error or misconduct prior to the fifth anniversary of the Performance Goal Certification Date, to the extent permitted by applicable law, in all appropriate cases, the Company will seek, and all Participants will take such action as required to effect, reimbursement of excess performance compensation issued or paid under the Incentive Plan for the Performance Period. For purposes of this Incentive Plan, excess performance compensation means the positive difference, if any, between (i) the Incentive Plan Award actually paid to the Participant and (ii) the Incentive Plan Award that would have been paid to the Participant had the applicable Performance Goals been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participant any additional Award hereunder should the restated financial statements result in a higher multiplier as compared to the Performance Goals.

8.	General Provisions.

(a)	Non-Exclusivity of Incentive Plan. The adoption of the Incentive Plan by the Board or the Compensation Committee will not be construed as creating any limitations on the power of the Board or the Committee to adopt such other bonus or incentive compensation arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

(b)	Limitation on Rights as a Participant. The Company is not obligated to give uniform treatment to Participants under the Incentive Plan. Participation in the Incentive Plan during the Performance Period does not convey any right to receive any award or to participate in the Incentive Plan as to any other period.

(c)	No Employment or Service Rights. Nothing in the Incentive Plan or any instrument executed or Award granted pursuant to the Incentive Plan will (i) confer upon any Participant any right to continue to be retained in the employ or service of the Company, (ii) change the at-will employment relationship between the Company and a Participant, or (iii) interfere with the right of the Company to discharge any Participant or other person at any time, with or without cause, and with or without advance notice.

(d)	Validity. If any provision of the Incentive Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Incentive Plan.

(e)	Governing Law. The Incentive Plan will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law.

(f)	Timing of Payment. Any Award to be paid under the Incentive Plan shall be paid as soon as practicable following the Committee’s determinations and certifications under Section 3(a); provided, however, any such payment shall be made following the end of the Company’s taxable year that coincides with or includes the end of a Performance Period and shall be made no later than the 15th day of the third month following the end of such taxable year of the Company. The Incentive Plan is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment of such Award is subject to section 409A of the Code, the Award shall be granted and paid in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Incentive Plan that would cause the grant of an Award or the payment of such Award to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, and may be amended on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

(g)	Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments in respect of an Award under this Incentive Plan, together with any other payments the Participant has the right to receive from the Company or any purchaser, successor, or assign (together, the “Payment”), would constitute an “excess parachute payment” (as defined in Section 280G(b)(3) of the Code), then such Payments shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the excise tax imposed under Section 4999 of the Code and the Participant shall receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by the Company or an independent accountant or tax advisor selected by the Participant. In the event that the Payments are to be reduced pursuant to this Section 8(g), such Payments shall be reduced such that the reduction of compensation to be provided to or for the benefit of the Participant as a result of this Section 8(g) is minimized and to effectuate that, the Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treas. Reg. §1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the change in control transaction. Any reductions made pursuant to this Section 8(g) shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(h)	Headings. The headings of the Sections in this Incentive Plan are inserted for convenience only and will not be deemed to affect the meaning of this Incentive Plan.

9.	Effective Date.

This Incentive Plan was adopted by the Compensation Committee of the Board on June 26, 2014.

ANNEX A

[TO BE ATTACHED FOR THE APPLICABLE FISCAL YEAR]